Exhibit 22

                                 ANUHCO, INC.
                            LISTING OF SUBSIDIARIES


 Subsidiaries of Anuhco, Inc.        State of Incorporation

Crouse Cartage Company                      Iowa

    Subsidiary of Crouse Cartage Company

   Phoenix Computer Services, Inc.          Kansas

CC Investment Corporation                   Iowa

American Freight System, Inc.
 (d/b/a AFS, Inc.)                          Delaware

Agency Premium Resource, Inc.               Kansas

    Subsidiaries of Agency Premium Resource, Inc.

   Agency Services, Inc.                    Kansas

   APR Funding Corporation                  Delaware

Anuhco Properties, Inc.                     Kansas

Universal Premium Acceptance Corporation    Missouri

UPAC of California, Inc.                    California



 (All companies do business under same name unless otherwise indicated).